Exhibit 10.2

AUTHORIZATION TO PROCEED WITH:  PROTOCOL CL05-001

This Authorization to Proceed Agreement (“Agreement”) is between Advanced Life Sciences, Inc., an Illinois corporation located at 1440 Davey Road, Woodridge, IL 60517 (“Customer”) and Quintiles, Inc. located at 5927 South Miami Blvd, Morrisville, NC 27560(“Quintiles”).  The parties agree that, while the parties are attempting to negotiate a comprehensive agreement regarding the above-referenced project (the “Project”), Quintiles shall commence, or continue performing, the following activities relating to the Project (the “Services”):

Start-up Planning, Initial Clinical and Project Management

Case Report Form design and printing

Regulatory Document Review and Approval

Site Selection/Initiation Visits

Investigator Contract Negotiations and Advanced Payments

Biostatistics review of randomization

Enroll Subjects

Shipment of Study Drugs

The Services will be carried out pursuant to the terms and conditions of the Master Services Agreement dated November 21, 2005 between Customer and Quintiles, which are incorporated by reference herein.  Customer shall pay Quintiles at Quintiles’ Standard Daily Rates (a copy of which is attached hereto) for Quintiles’ actual time expended on the Services and shall reimburse Quintiles for all costs and expenses Quintiles reasonably incurs in performing the Services, within thirty days of receipt of an itemized invoice.  Quintiles’ costs and expenses will be supported by a summary sheet. If the parties enter into a Work Order regarding the Project, all monies paid under this Agreement will be applied toward, and reconciled with, the payments specified in the Work Order. Quintiles may provide such additional preliminary Services as Customer may request and Quintiles may agree in writing to perform.  Normally, Quintiles would not perform such activities as executing investigator agreements, shipping drugs, or enrolling or monitoring patients without a fully executed work order; however, in light of the unique circumstances pertaining to this Project, Quintiles will proceed with these activities upon execution of this Authorization to Proceed.  All regulatory obligations shall remain Customer’s responsibility.  Customer may terminate this Agreement upon thirty days’ written notice for any reason. Quintiles may terminate this Agreement upon thirty days’ written notice if: a) Customer breaches this Agreement; b) a final Work Order is not executed within four months of the date of this Agreement; or, c) the Services performed under this Agreement exceed $600,000 in total fees and costs without execution of a final Work Order.

Upon execution of this Agreement, Customer agrees to pay Quintiles an advance of $90,000, which shall be credited to Customer on the final invoice. If this Agreement is terminated prior to execution of a final Work Order, then any unearned portion of this advance will be refunded, less a thirty-percent retention to offset the costs of reallocating project staff.  If any additional money is due under the terms of this Agreement, Customer shall pay Quintiles the money owed within thirty days of receipt of an itemized invoice.

ACCEPTED AND AGREED TO AS OF THE DATE LAST SIGNED BELOW:

Quintiles, Inc.			Advanced Life Sciences, Inc.

By:	/s/ Elena Mestre		By:	/s/ Michael T. Flavin
	(signature)			(signature)
	Print Name:	Elena M. Mestre	Print Name: Michael T. Flavin, Ph.D.
	Title:	Vice President	Title: Chief Executive Officer
Date: November 17, 2005			Date: November 21, 2005

Date:	Date:

2005 Quintiles Americas CRO Services Group Standard Rate Schedule

Category	2005 Hourly Rate	2005 Daily Rate

Executive Medical & Technical Consultation, Senior Statistical Consultation	366	2,928

Executive Project Management, Senior Regulatory, Senior Medical, Senior Management, Medical Mgmt & Monitoring	296	2,368

Safety Review/Analysis	266	2,128

Senior Project Management, Statistical Design, Senior Statistical Planning and Analysis, Quality Assurance, Senior Scientists, Regulatory Consultation, Senior Management	236	1,888

Management, Scientist	196	1,568

Project Management, Monitoring Management, Site Selection, Statistical Interpretation, Senior Statistical Analysis, Regulatory Support	168	1,344

Senior Clinical Monitoring, Statistical Analysis, Statistical and Medical Writing , Regulatory Documentation Preparation	142	1,136

Clinical Monitoring, In-house Monitoring, Statistical Programming, Technical Writing, Biostatistics Quality Control, Data Management, Medical Coding	116	928

Data Support	102	816

Clinical Services Support, Medical Writing Support	85	680

IVRS Support	78	624

Data Processing, Administrative Support	64	512

Call Center Support	59	472

Confidential

Executive Consulting rates may exceed those listed above.

Billing rates are subject to change on January 1 of each calendar year, and the new rates will apply thereafter.